Exhibit 10.2

2017 VIAD CORP OMNIBUS INCENTIVE PLAN

RESTRICTED STOCK UNIT AGREEMENT

Restricted Stock Units (“Units” or this “Award”) are hereby awarded by Viad Corp (“Viad” or the “Corporation”), a Delaware corporation, effective March 29, 2022 (the “Grant Date”), to David Barry (“Employee”) in accordance with the following terms and conditions. Capitalized terms used but not defined herein shall have the meanings given to such terms in the Plan or in Exhibit A hereto, as applicable.

1. Unit Award. The Corporation hereby awards Employee 65,000 Units (the “Target Units”) pursuant to the 2017 Viad Corp Omnibus Incentive Plan, as amended from time to time (“Plan”), subject to the terms, conditions, and restrictions of such Plan and as hereinafter set forth. The actual number of Units that may be earned by Employee based on the vesting terms and conditions set forth on Exhibit A will range from 0% to 150% of the Target Units.

2. Restrictions on Transfer and Performance Period. The “Performance Period” with respect to which the Units may be earned is January 1, 2022 through December 31, 2023. Any Units will vest to the extent that they become Performance-Vested Units following the end of the Performance Period, determined in accordance with Exhibit A, subject to Employee’s continued employment through the end of the Performance Period (other than as set forth in Sections 4 and 5 of Exhibit A). Any Units that do not become Performance-Vested Units as set forth in Exhibit A automatically shall be terminated without consideration. During the period from the Grant Date through the end of the Performance Period, and further from the end of the Performance Period through the date when the Units are distributed or paid to Employee (as set forth in Exhibit A), the Units may not be sold, assigned, transferred, pledged, or otherwise encumbered by Employee, other than by will or the laws of descent and distribution (including, for the avoidance of doubt, pursuant to a transfer to a revocable trust made upon Employee’s death in accordance with Employee’s estate planning documents), or except as otherwise hereinafter provided. The Performance Period shall lapse on December 31, 2023, but the Units will remain subject to forfeiture and repayment pursuant to Exhibit B.

3. Restrictive Covenants; Forfeiture and Repayment Provisions. The Units and the Shares issuable in connection with the vesting of the Units shall be subject to the provisions set forth on Exhibit B.

4. Change in Control; Termination of Employment. In the event of a Change in Control during the Performance Period, or a termination of Employee’s employment with the Corporation or its Affiliates, the Units shall be treated in accordance with Exhibit A.

5. Employee’s Rights; Dividend Equivalents.

(a) The Units will not have voting, dividend or other rights uniquely associated with common stock.

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(b) Notwithstanding the foregoing, the Corporation hereby grants to Employee an award of dividend equivalents (pursuant to Section 14 of the Plan) as to the Units with respect to each dividend and distribution in cash, Shares or other property which is paid to all or substantially all holders of the outstanding shares of Shares and that has a record date between the Grant Date and the date when a vested Unit is distributed or paid to Employee or is forfeited or expires (the “Dividend Equivalents Period”).

(i) Employee will be credited with dividend equivalents in an amount equal to (A) the aggregate dividends paid per Share by the Corporation with a record date that occurs during the Dividend Equivalents Period, multiplied by (B) the number of Target Units credited to Employee as of the applicable dividend record date.

(ii) The dollar amount determined pursuant to paragraph 5(b)(i) will be credited to an account (the “Account”) established for Employee for bookkeeping purposes only on the books of the Corporation. The balance in the Account will be subject to the same terms and conditions regarding levels of payment and forfeiture as the Units subject to the Award granted hereunder and will be paid in cash in a single sum at the time that any Shares associated with the Units are delivered (or forfeited at the time that the Units are forfeited).

(iii) For purposes of illustration only, if the performance goals applicable to the Award (as set forth on Exhibit A) are achieved at the maximum level of performance, the Account will be paid at 150% of the amount in the Account at the target level of performance, and if the performance goals are achieved at the threshold level of performance, the Account will be paid at 50% of the amount in the Account at the target level of performance. The Account for levels of performance in between the foregoing levels of performance will be paid at interpolated amounts in the proportions identified in Exhibit A. If no Units are earned, no amount in the Account will be paid.

(iv) Any dividend equivalents granted in connection with the Units issued hereunder, and any amounts that may become distributable in respect thereof, shall be treated separately from such Units and the rights arising in connection therewith for purposes of the designation of time and form of payments required by Section 409A of the Code.

6. Settlement; Tax Withholding.

(a)
Subject to Section 10, the Units will be paid in Shares to Employee or Employee’s estate in the event of Employee’s death, to the extent vested, as set forth in Exhibit A hereto.

(b)
Notwithstanding the foregoing, the Corporation may delay any payment under this Agreement that the Corporation reasonably determines would violate applicable law until the earliest date the Corporation reasonably determines the making of the payment will not cause such a violation (in accordance with Treasury Regulation Section 1.409A-2(b)(7)(ii)); provided the

Corporation reasonably believes the delay will not result in the imposition of excise taxes under Section 409A of the Code.

(c)
Payment of the withholding tax obligations with respect to the Award (including any dividend equivalents) shall be by cash or a Net Settlement (as defined below), as determined by Employee. Unless Employee determines otherwise, the Corporation shall withhold, or cause to be withheld, Shares otherwise vesting or issuable under this Award in satisfaction of any applicable withholding tax obligation (including Employee’s FICA obligation, which may arise prior to settlement of the Units (a “Net Settlement”). The number of Shares which may be so withheld or surrendered shall be limited to the number of Shares which have a Fair Market Value on the date of withholding no greater than the aggregate amount of such liabilities based on the maximum individual statutory withholding rates in Employee’s applicable jurisdictions for federal, state, local and foreign income tax and payroll tax purposes that are applicable to such taxable income. To the extent that any FICA tax withholding obligations arise in connection with the Units prior to the date on which on which such Units should otherwise become payable to Employee, then the Corporation may accelerate the payment of a number of Units sufficient to satisfy (but not in excess of) such tax withholding obligations and any tax withholding obligations associated with such accelerated payment, and the Corporation or an affiliate may withhold such amounts in satisfaction of such withholding obligations.

(d)
Employee acknowledges that Employee is ultimately liable and responsible for all taxes owed in connection with the Units, regardless of any action the Corporation or any Affiliate takes with respect to any tax withholding obligations that arise in connection with the Units. Neither the Corporation nor any Affiliate makes any representation or undertaking regarding the treatment of any tax withholding in connection with the awarding, vesting or payment of the Units or the subsequent sale of Shares. The Corporation and its Affiliates do not commit and are under no obligation to structure the Units to reduce or eliminate Employee’s tax liability.

7. Adjustments for Changes in Capitalization of Corporation. In the event of a change in the Corporation’s common stock through stock dividends, stock splits, recapitalization or other changes in the corporate structure of the Corporation during the Performance Period, the number of Units as set forth herein (including Exhibit A) shall be appropriately adjusted and the determination of the Board of Directors of the Corporation as to any such adjustments shall be final, conclusive and binding upon Employee. Any Units or other securities received, as a result of the foregoing, by Employee with respect to Units subject to the restrictions contained in Exhibit B also shall be subject to such restrictions.

8. Plan and Plan Interpretations as Controlling. The Units hereby awarded and the terms and conditions herein set forth are subject in all respects to the terms and conditions of the Plan, which are controlling. The Plan provides that the Human Resources Committee of the Corporation’s Board of Directors may from time to time make changes therein, interpret it and establish regulations for the administration thereof. Employee, by acceptance of this Agreement, agrees to be bound by said Plan and such Committee actions.

9. Compliance with Law. Units may not be issued hereunder, or delivered or redelivered, whenever such issuance, delivery or redelivery would be contrary to law or the regulations of any governmental authority having jurisdiction.

10. Compliance with or exemption from Code Section 409A. Notwithstanding any other term of this Agreement to the contrary, this Agreement is intended to satisfy or otherwise be exempt from the requirements of Section 409A of the Code. To the extent that any payment pursuant to this Agreement is or becomes subject to Section 409A of the Code it shall be paid in accordance with the requirements of Section 409A of the Code and no deferral or acceleration of payment inconsistent with Section 409A of the Code shall be permitted. Any payment subject to Section 409A of the Code due to a “separation from service” shall be delayed for a six month period (or, if earlier, until Employee’s death) if payable to a “Key Employee” (as defined below), and will instead be paid on the day immediately following such six-month period or as soon as administratively practicable thereafter (without interest). Employee shall have no ability to designate the taxable year of payment. To the extent that any provision of this Agreement fails to satisfy the requirements of, or be exempt from Section 409A, the provision shall be automatically modified in a manner that, in the good faith opinion of the Corporation, brings the provision into compliance with Section 409A of the Code while preserving as closely as possible the original intent of this agreement. “Key Employee” means an individual considered a key employee for the 12-month period commencing on April 1st of the year following the 12-month period ending on December 31st of the preceding year during which Employee met the requirements of Code Section 416 as applied under Section 409A of the Code.

11. Entire Agreement; Successors and Assigns. The Corporation and Employee acknowledge and agree that effective as of the Grant Date, (i) the performance option under the Plan previously granted to Employee on August 11, 2020, to purchase an aggregate of 150,000 Shares (the “Performance Option”) is hereby cancelled, (ii) the option grant notice and stock option agreement under the Plan with respect to the Performance Option is hereby null and void and of no further force or effect, and (iii) this Award is being granted to Employee in consideration for the cancellation of the Performance Option. The Plan and this Agreement (including any exhibit hereto) constitute the entire agreement of the parties and supersede in their entirety all prior undertakings and agreements of the Corporation and Employee with respect to the subject matter hereof. This Agreement shall be automatically binding upon and inure to the benefit of the parties’ heirs, administrators, representatives, executors, successors and assigns.

(signature page follows)

IN WITNESS WHEREOF, the parties have caused this Restricted Stock Unit Agreement to be duly executed.

Dated effective March 29, 2022. VIAD CORP

By:	/s/ Steve Moster
Steve Moster
CEO

This Restricted Stock Unit Agreement shall be effective only upon execution by Employee and delivery to and receipt by the Corporation.

ACCEPTED:
/s/ David Barry
Employee

EXHIBIT A

PERFORMANCE-Vesting Terms

1. Performance Criteria Definitions.

•
“2022 EBITDA” means EBITDA for the year ending December 31, 2022.
•
“2023 EBITDA” means EBITDA for the year ending December 31, 2023.
•
“EBITDA” means EBITDA for the Corporation’s Pursuit business, inclusive of start-up costs and acquisition related costs, calculated in accordance with the same methodology as reported in the Corporation’s Annual Report on Form 10-K (“Form 10-K”) for the applicable calendar year. Should the Corporation elect to report segment operating income rather than EBITDA in its Form 10-K, EBITDA shall mean segment operating income plus depreciation and amortization for the Corporation’s Pursuit business, inclusive of start-up costs and acquisition related costs, calculated in accordance with the same methodology as reported in the Corporation’s Form 10-K..

2. Performance-Vesting Requirement. 50% of the Target Units will be eligible to vest, if at all, based on 2022 EBITDA, and 50% of the Target Units will be eligible to vest, if at all, based on 2023 EBITDA, in each case, as set forth below; provided, that Employee has been continuously employed with the Corporation or its Affiliates from the Grant Date through the end of the Performance Period (except as otherwise set forth in Sections 4 and 5 of this Exhibit A). The number of Units subject to this Award that vest based on 2022 EBITDA and 2023 EBITDA, as applicable, are referred to herein as the “Performance-Vested RSUs.”

The following table sets forth the percentage of the Target Units that will become Performance-Vested Units based on the corresponding levels of achievement of 2022 EBITDA and 2023 EBITDA (with the percentage that will become Performance-Vested Units determined by linear interpolation for any achievement which falls between the following threshold, target, and maximum levels):

	2022 EBITDA Goal	Earned Units Percentage (% of Target Units)	Performance-Vested Units		2023 EBITDA Goal	Earned Units Percentage (% of Target Units)	Performance-Vested Units
Maximum	____	75%	48,750	Maximum	__________	75%	48,750
Target	_________	50%	32,500	Target	__________	50%	32,500
Threshold	_________	25%	16,250	Threshold	__________	25%	16,250

In no event may more than 97,500 Units become Performance-Vested Units pursuant to this Award. Performance below the threshold levels set forth above will result in zero Target Units becoming Performance-Vested Units for the applicable performance goal.

3. Certification of Performance; Timing of Payout. As soon as reasonably practicable following the end of the Performance Period, the Committee will review and certify the Corporation’s performance against the 2022 EBITDA and 2023 EBITDA performance goals and will determine the number of Units, if any, that will become Performance-Vested Units based on such performance. Notwithstanding anything herein to the contrary, in connection with its evaluation of performance against the performance goals, the Committee shall make adjustments to the calculation of 2022 EBITDA and/or 2023 EBITDA in accordance with Article 12 of the Plan and to the extent that the Committee determines that adjustment is appropriate, such that the level of achievement for purposes of the Award may differ from the results reported in the Corporation’s audited financial statements. Any Units that do not become Performance-Vested Units will immediately terminate and be forfeited and cancelled effective as of the date of such determination. The Performance-Vested Units will be settled and paid in Shares as soon as reasonably practicable following the Committee’s certification of the attainment of the performance goals (and in any event, by no later than March 15, 2024). In the event of an acceleration of vesting under the circumstances set forth in Section 4(a) or Section 5 of this Exhibit A, any applicable Performance-Vested Units will be settled and paid in Shares within sixty (60) days following the applicable triggering date.

4. Termination of Employment.

(a)
Termination without Cause or for Good Reason.

(i)
If Employee experiences a termination of employment by the Corporation without Cause or by Employee for Good Reason in 2022, then as of the date of such termination, Employee will immediately become vested in a prorated portion of the Target Units with respect to the 2022 EBITDA performance goal, based on a fraction, the numerator of which is the number of days that Employee was employed by the Corporation or an Affiliate from the beginning of the Performance Period through the date of such termination, and the denominator of which is 365. Such prorated portion of the Target Units with respect to the 2022 EBITDA performance goal shall then constitute the Performance-Vested Units for purposes of this Exhibit A. Any Units that do not vest as of the termination date, including the Target Units with respect to the 2023 EBITDA performance goal, shall be forfeited and terminated as of the termination date without consideration therefor.

(ii)
If Employee experiences a termination of employment by the Corporation without Cause or by Employee for Good Reason in 2023, then as of the date of such termination, (A) the Committee will determine the extent to which the Target Units with respect to the 2022 EBITDA performance goal have become Performance-Vested Units based on actual performance, and Employee will immediately become vested in such Units (if any), and (B) Employee will immediately become vested in a prorated portion of the Target Units with respect to the 2023 EBITDA performance goal, based on a fraction, the numerator of which is the number of days that Employee was employed by the Corporation or an Affiliate from the beginning of the Performance Period through the date of such termination, and the denominator of which is 365. The Units as calculated pursuant to (A) and (B) shall then constitute the Performance-Vested Units for purposes of this

Exhibit A. Any Units that do not vest as of the termination date shall be forfeited and terminated as of the termination date without consideration therefor.

(b)
Termination due to Death or Disability.

(i)
If Employee experiences a termination of employment due to Employee’s death or Disability in 2022, then as of the date of such termination, Employee will immediately become vested in 100% of the Target Units, which shall then constitute the Performance-Vested Units for purposes of this Exhibit A.

(ii)
If Employee experiences a termination of employment due to Employee’s death or Disability in 2023, then as of the date of such termination, (A) the Committee will determine the extent to which the Target Units with respect to the 2022 EBITDA performance goal have become Performance-Vested Units based on actual performance, and Employee will immediately become vested in such Units (if any), and (B) Employee will immediately become vested in 100% of the Target Units with respect to the 2023 EBITDA performance goal. The Units as calculated pursuant to (A) and (B) shall then constitute the Performance-Vested Units for purposes of this Exhibit A. Any Units that do not vest as of the termination date shall be forfeited and terminated as of the termination date without consideration therefor.

(c)
Termination for Any Other Reason. If Employee experiences a termination of employment on or prior to the end of the Performance Period for any reason other than as set forth in Sections 4(a) and 4(b), all Units automatically will be forfeited and terminated as of the termination date without consideration therefor. In the event that Employee’s employment is terminated for Cause, then all Units (including any Performance-Vested Units) automatically will be forfeited and terminated as of the termination date without consideration therefor.

(d)
Separation Agreement and Release. Notwithstanding anything to the contrary herein, no vesting or ownership of Units shall occur in connection with a termination of employment for any reason unless Employee executes (and does not revoke during any applicable revocation period) a Separation Agreement and Release in connection with such termination of employment, such agreement to be in form and substance satisfactory to the Corporation in its absolute discretion.

5. Change in Control. Notwithstanding Sections 17.2 or 17.3 of the Plan, the Award will be treated as follows in the event of a Change in Control:

(a)
Change in Control in 2022.

(i)
If a Change in Control occurs during 2022 and (A) the Award remains outstanding as of immediately prior to such Change in Control and (B) either the Award continues to remain outstanding as of immediately following the Change in Control or is replaced by a Replacement Award in connection with such Change in Control, then (I) the Award or Replacement Award, as applicable, will remain outstanding and eligible to vest based on the achievement of the applicable performance goals during the Performance

Period (subject to any adjustments to the goals that are determined by the Committee to be necessary in light of the Change in Control) and subject to Employee’s continued employment through the end of the Performance Period, and (II) if Employee’s employment is terminated by the Corporation without Cause or by Employee for Good Reason, in either case, following such Change in Control, then Employee will immediately become vested in 100% of the Target Units, which shall then constitute the Performance-Vested Units for purposes of this Exhibit A, to the extent that the Units remain outstanding as of such termination date.

(ii)
Notwithstanding the generality of the foregoing, in the event that the Award either does not remain outstanding as of immediately following the Change in Control occurring in 2022 or is not replaced with a Replacement Award in connection with such Change in Control, then the Employee will immediately become vested in 100% of the Target Units, which shall then constitute the Performance-Vested Units for purposes of this Exhibit A, to the extent that the Units remain outstanding as of immediately prior to such Change in Control.

(b)
Change in Control in 2023.

(i)
If a Change in Control occurs during 2023 and (A) the Award remains outstanding as of immediately prior to such Change in Control and (B) either the Award continues to remain outstanding as of immediately following the Change in Control or is replaced by a Replacement Award in connection with such Change in Control, then (I) the Committee will determine the extent to which the Target Units with respect to the 2022 EBITDA performance goal have become Performance-Vested Units based on actual performance, and such Performance-Vested Units will remain eligible to vest pursuant to the Award or Replacement Award, as applicable, subject to Employee’s continued employment through the end of the Performance Period, (II) the Target Units with respect to the 2023 EBITDA performance goal will remain eligible to vest pursuant to the Award or Replacement Award based on the achievement of the 2023 EBITDA performance goal during the Performance Period (subject to any adjustments to the goals that are determined by the Committee to be necessary in light of the Change in Control) and subject to Employee’s continued employment through the end of the Performance Period, and (III) if Employee’s employment is terminated by the Corporation without Cause or by Employee for Good Reason, in either case, following such Change in Control, then Employee will immediately become vested in (x) the portion of the Target Units, if any, with respect to the 2022 EBITDA performance goal that would have been earned based on actual performance, determined as set forth above in Section 5(b)(i)(I), and (y) 100% of the Target Units with respect to the 2023 EBITDA performance goal. The Units as calculated pursuant to (x) and (y) shall then constitute the Performance-Vested Units for purposes of this Exhibit A, to the extent that the Units remain outstanding as of such termination date.

(ii)
Notwithstanding the generality of the foregoing, in the event that the Award either does not remain outstanding as of immediately following the Change in Control occurring in 2023 or is not replaced with a Replacement Award in connection with such Change in Control, then Employee will immediately become vested in (A) the portion of the Target Units, if any, with respect to the 2022 EBITDA performance goal that would have been earned based on actual performance, determined as set forth above in Section 5(b)(i)(I), and (B) 100% of the Target Units with respect to the 2023 EBITDA performance goal. The Units as calculated pursuant to (A) and (B) shall then constitute the Performance-Vested Units for purposes of this Exhibit A, to the extent that the Units remain outstanding as of immediately prior to such Change in Control.

6. Certain Definitions. For purposes of this Exhibit A, (x) “Cause” and “Good Reason” shall have the meanings given to such terms in that certain Severance Agreement by and between the Corporation and Employee, dated April 22, 2015, and (y) “Disability” shall mean a permanent and total disability under Section 22(e)(3) of the Code.

EXHIBIT B

RESTRICTIVE COVENANTS

(1) Restrictive Covenants. Unless a Change in Control shall have occurred after the date hereof, in order to better protect the goodwill of the Corporation and its Affiliates and to prevent the disclosure of the Corporation’s or its Affiliates’ trade secrets and confidential information and thereby help insure the long-term success of the business, Employee, without prior written consent of the Corporation, will not engage in certain conduct as outlined in this paragraph 1:

(a) Non-Competition. During Employee’s employment with the Corporation or any of its Affiliates, and for a period of twelve (12) months following termination of Employee’s employment with the Corporation or any of its Affiliates, Employee will not engage in any activity or provide any services, whether as a director, manager, supervisor, employee, adviser, agent, consultant, owner of more than five (5) percent of any enterprise or otherwise, in connection with the manufacture, development, advertising, promotion, design, or sale of any service or product which is the same as or similar to or competitive with any services or products of the Corporation or its Affiliates (including both existing services or products as well as services or products known to the Employee, as a consequence of Employee’s employment with the Corporation or one of its Affiliates, to be in development):

(i) with respect to which Employee’s work has been directly concerned at any time during the two (2) years preceding termination of employment with the Corporation or one of its Affiliates, or

(ii) with respect to which during that period of time Employee, as a consequence of Employee’s job performance and duties, acquired knowledge of trade secrets or other confidential information of the Corporation or its Affiliates. For purposes of the provisions of paragraph 1(a), it shall be conclusively presumed that Employee has knowledge of information he was directly exposed to through actual receipt or review of memos or documents containing such information, or through actual attendance at meetings at which such information was discussed or disclosed.

(b) Non-Solicitation of Customers. During Employee’s employment with the Corporation or any of its affiliates, and for a period of twelve (12) months following termination of Employee’s employment with the Corporation, Employee will not on behalf of any Competitor, solicit business from any Client of the Corporation that Employee serviced during Employee’s employment with the Corporation (the “Restricted Clients”). “Client” means any individual, person, business or entity that has consumed, obtained, retained and/or purchased any services or products offered or sold by the Corporation or any of its Affiliates during Employee’s employment, and any individual, person, business or entity or that has been solicited by Employee to consume, obtain, retain or purchase the services or products offered or sold by the Corporation or any of its affiliates. “Competitor” means any person or organization engaged (or about to become engaged) in research, development, marketing, selling, or servicing with respect to any product or service which is the same as, similar to, or competes with any product, process or service of the Corporation or its Affiliates (including both existing services or products as well as services or products known to the Employee, as a consequence of Employee’s employment with the Corporation or one of its Affiliates, to be in development).

(c) Non-Solicitation of Employees. During Employee’s employment with the Corporation and for twelve (12) months immediately following termination of such employment for any reason, Employee will not, on behalf of himself or herself, or on behalf of any other person, firm, corporation, or entity, directly or indirectly (a) solicit for employment, or otherwise seek to employ, retain, divert or take away any of the agents, representatives or employees of the Corporation with whom Employee had contact or about whom Employee had access to information in the course of Employee’s employment with the Corporation, (b) or in any other way assist or facilitate any such employment, solicitation or retention effort.

(d) Remedies. Employee understands and agrees that the Corporation’s remedy for violation of the restrictions contained in paragraphs 1(a), 1(b) and/or 1(c) above is not limited to a requirement that Employee repay any awards granted to Employee under the Plan. Rather, in the event Employee breaches the terms of the restrictive covenants contained in paragraphs 1(a), 1(b) and/or 1(c) above, the Corporation will be entitled to seek and obtain any or all of the following remedies against Employee:

(i) Injunctive Relief. In the event that Employee breaches, or the Corporation reasonably believes that Employee is about to breach, any of the covenants of paragraphs 1(a), 1(b) and/or 1(c) above, Employee recognizes that the Corporation will suffer immediate and irreparable harm and that money damages alone will not be adequate to compensate the Corporation or its Affiliates. Accordingly, Employee agrees that the Corporation will be entitled to temporary, preliminary and/or permanent injunctive relief enforcing the terms of paragraphs 1(a), 1(b) and/or 1(c) above.

(ii) Damages. In the event that Employee breaches any of the covenants of paragraphs 1(a), 1(b) and/or 1(c) above, Employee agrees that the Corporation will be entitled to compensatory damages in an amount necessary to compensate the Corporation for any harm that is not adequately redressed or prevented by injunctive relief.

(iii) Forfeiture and Repayment. In the event Employee breaches any of the covenants of paragraphs 1(a), 1(b) and/or 1(c) above, Employee agrees and understands that the Corporation may require Employee to repay certain awards that have been granted under the Plan, as is more fully set forth in paragraph 2 below.

(2) Forfeiture and Repayment Provisions.

(a) Violations of Paragraph 1(a), 1(b) and/or 1(c).

(i) In addition to any other remedy at law or in equity, all Units subject to the restrictions imposed by Exhibit A shall be forfeited and terminated without consideration therefor, if Employee engages in any conduct agreed to be avoided pursuant to the provisions of paragraph 1(a), 2(b) and/or 3(c) at any time within twelve (12) months following the date of Employee’s termination of employment with the Corporation or any of its Affiliates.

(b) Misconduct. Unless a Change in Control shall have occurred after the date hereof:

(i) All payments (without regard to tax effects) received directly or indirectly by Employee with respect to the Option shall be paid by Employee to the Corporation, if the Corporation reasonably determines that during Employee’s employment with the Corporation or any of its Affiliates:

(1) Employee knowingly or grossly negligently engaged in misconduct that causes a misstatement of the financial statements of Viad or any of its Affiliates or misconduct which represents a material violation of any code of ethics of the Corporation applicable to Employee or of the Always Honest compliance program or similar program of the Corporation; or

(2) Employee was aware of and failed to report, as required by any code of ethics of the Corporation applicable to Employee or by the Always Honest compliance program or similar program of the Corporation, misconduct that causes a misstatement of the financial statements of Viad or any of its Affiliates or misconduct which represents a material knowing violation of any code of ethics of the Corporation applicable to Employee or of the Always Honest compliance program or similar program of the Corporation.

(ii) Employee consents to the deduction from any amounts the Corporation or any of its Affiliates owes to Employee to the extent of the amounts Employee owes the Corporation under this paragraph 2(c).

(c) Acts Contrary to Corporation. Unless a Change in Control shall have occurred after the date hereof, if the Corporation reasonably determines that at any point at which the Option remains outstanding, Employee has acted significantly contrary to the best interests of the Corporation, including, but not limited to, any direct or indirect intentional disparagement of the Corporation, then all payments (without regard to tax effects) received directly or indirectly by Employee with respect to the Option prior to the Corporation's determination shall be paid by Employee to the Corporation. Employee consents to the deduction from any amounts the Corporation or any of its Affiliates owes to Employee to the extent of the amounts Employee owes the Corporation under this paragraph 2(c).

(d) The Corporation’s reasonable determination required under paragraphs 2(b)(i) and 2(c) above shall be made by the Committee, in the case of executive officers of the Corporation, and by the Chief Executive Officer of the Corporation, in the case of all other officers and employees.